Exhibit 99.6

                     June 11, 2012

Boards of Directors

LaPorte Savings Bank, MHC

LaPorte Bancorp, Inc.

The LaPorte Savings Bank

710 Indiana Avenue

LaPorte, Indiana 46350

Re:	Plan of Conversion and Reorganization
LaPorte Savings Bank, MHC
LaPorte Bancorp, Inc.
The LaPorte Savings Bank

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Reorganization (the “Plan”) adopted by the Board of Directors of LaPorte Savings Bank, MHC (the “MHC”), LaPorte Bancorp, Inc., a federal corporation (the “Company”) and The LaPorte Savings Bank, all based in LaPorte, Indiana. The Plan provides for the conversion of the MHC into the full stock form of organization. Pursuant to the Plan, the MHC will be merged into the Company and the Company will merge with LaPorte Bancorp, Inc. a newly-formed Maryland corporation (“New LaPorte”) with New LaPorte as the resulting entity, and the MHC and the Company will no longer exist. As part of the Plan, New LaPorte will sell shares of common stock in an offering that will represent the ownership interest in the Company now owned by the MHC.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by New LaPorte representing the amount of (i) the MHC’s ownership interest in the Company’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of the Company). New LaPorte shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in The LaPorte Savings Bank. We further understand that The LaPorte Savings Bank will also establish a liquidation account in an amount equal to New LaPorte’s liquidation account, pursuant to the Plan. The liquidation accounts are designed to provide payments to depositors of their liquidation interests in the event of liquidation of The LaPorte Savings Bank (or New LaPorte and The LaPorte Savings Bank).

In the unlikely event that either The LaPorte Savings Bank (or New LaPorte and The LaPorte Savings Bank) were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of the supplemental eligibility record date of the liquidation account maintained by New LaPorte. Also, in a complete liquidation of both entities, or of The LaPorte Savings Bank, when New LaPorte has insufficient assets (other than the stock of The LaPorte Savings Bank), to fund the liquidation

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RP Financial, LC.

Board of Directors

June 11, 2012

account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and The LaPorte Savings Bank as positive net worth, The LaPorte Savings Bank will immediately make a distribution to fund New LaPorte’s remaining obligations under the liquidation account. The Plan further provides that if New LaPorte is completely liquidated or sold apart from a sale or liquidation of The LaPorte Savings Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by New LaPorte shall be surrendered and treated as a liquidation account in The LaPorte Savings Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of The LaPorte Savings Bank (or New LaPorte and The LaPorte Savings Bank), that liquidation rights in New LaPorte automatically transfer to The LaPorte Savings Bank in the event New LaPorte is completely liquidated or sold apart from a sale or liquidation of The LaPorte Savings Bank, and that after two years from the date of conversion and upon written request of the Federal Reserve Board, New LaPorte will transfer the liquidation account and depositors’ interest in such account to The LaPorte Savings Bank and the liquidation account shall thereupon become the liquidation account of The LaPorte Savings Bank no longer subject to New LaPorte’s creditors, we are of the belief that: the benefit provided by the The LaPorte Savings Bank liquidation account supporting the payment of the liquidation account in the event New LaPorte lacks sufficient net assets does not have any economic value at the time of the transactions contemplated in the first and second paragraphs above. We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

RP Financial, LC.